    As filed with the Securities and Exchange Commission on February 4, 1994

                                                     Registration No. 33-
__________________________________________________________________________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                ________________

                             CONSUMERS POWER COMPANY
             (Exact name of registrant as specified in its charter)
        Michigan                                                   38-0442310
(State or other                              (I.R.S. Employer Identification)
jurisdiction or organization)

                            212 West Michigan Avenue
                             Jackson, Michigan 49201
                    (Address of principal executive offices)
        Registrant's telephone number, including area code: 517-788-0351
                                ________________

                                 Alan M. Wright
                Senior Vice President and Chief Financial Officer
                            212 West Michigan Avenue
                             Jackson, Michigan 49201
                                  517-788-0351
            (Name, address and telephone number of agent for service)
                                ________________

          It is respectfully requested that the Commission send copies of all notices, orders and communications to:

        Denise M. Sturdy, Esq.                       Steven R. Loeshelle, Esq.
        212 W. Michigan Avenue                       Reid & Priest
        Jackson, Michigan 49201                      40 West 57th Street
                                                     New York, N.Y. 10019

        Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of the Registration Statement as determined by market conditions and other factors.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check
the following box.     ___


        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
                                                                       ---


                                                  CALCULATION OF REGISTRATION FEE
_____________________________________________________________________________________________________________________

  Title of each class            Amount                  Proposed                  Proposed                Amount of
  of securities to be             being              maximum offering          maximum aggregate         registration
      registered               registered             price per share           offering price                fee
_____________________________________________________________________________________________________________________

Class A Preferred Stock
Cumulative, No Par Value    8,000,000 Shares              $25(1)                $200,000,000(1)             $68,966
_____________________________________________________________________________________________________________________


(1)  Estimated solely for the purpose of calculating the registration fee.


     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

   PRELIMINARY PROSPECTUS (SUBJECT TO COMPLETION)      DATED FEBRUARY 4, 1994


                                8,000,000 SHARES


                             CONSUMERS POWER COMPANY


                             CLASS A PREFERRED STOCK
                         (Cumulative, without Par Value)



     Consumers Power Company ("Consumers" or the "Company") may offer from time to time, up to 8,000,000 shares of its Class A Preferred Stock, Cumulative, without Par Value ("New Preferred Stock"), in one or more series at prices and on terms to be determined at the time of sale. This Prospectus will be supplemented by one or more prospectus supplements ("Prospectus Supplement") which will reflect any agreement entered into by the Company for the sale of New Preferred Stock and will set forth the series designation, number of shares, proceeds to the Company, the initial public offering price, if any, dividend rate, any redemption or sinking or purchase fund terms and other specific terms of the applicable offering of each series of New Preferred Stock in respect of which this Prospectus is being delivered.

The New Preferred Stock offered hereby is expected to be listed on the New York Stock Exchange.


                                ________________


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
            COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




     The New Preferred Stock may be sold directly by the Company, through agents designated from time to time or to or through underwriters. If any agents of the Company or any underwriters are involved in the offering and sale of any New Preferred Stock in respect of which this Prospectus is being delivered, the names of such agents or underwriters, any applicable discounts, commissions or allowances and other terms in connection with such offering and sale will be set forth in a Prospectus Supplement. See "Plan of Distribution".

                                ________________


The date of this Prospectus is                , 1994.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NEW PREFERRED STOCK OFFERED HEREBY OR ANY OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              ____________________


     No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus or any Prospectus Supplement, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by Consumers or any underwriter, dealer or agent. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained or incorporated herein or therein is correct as of any time subsequent to the date of such information.

                              ____________________


                              AVAILABLE INFORMATION

     Consumers is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison, 14th Floor, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The New Preferred Stock of Consumers is expected to be listed on the New York Stock Exchange and reports, proxy statements and other information concerning Consumers may also be inspected and copied at the offices of such exchange at 20 Broad Street, New York, New York 10005.

                              ____________________


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Consumers with the Commission (File No. 1-5611) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

     (1) Consumers' Annual Report on Form 10-K for the year ended December 31, 1992;

     (2) Consumers' Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1993, June 30, 1993 and September 30, 1993;

     (3) Consumers' Current Reports on Form 8-K dated March 31, 1993, April 6, 1993, September 21, 1993, December 10, 1993, and December 28, 1993; and

     (4) Consumers' Call and Notice of Special Meeting of Shareholders and related Proxy Statement, filed December 22, 1993.

     All documents subsequently filed by Consumers pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Consumers undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Consumers at its principal executive offices located at 212 West Michigan Avenue, Jackson, Michigan 49201,
Attention:  Office of the Secretary, telephone:  (517) 788-1030.

     Certain information contained in this Prospectus summarizes, is based upon, or refers to information and financial statements contained in one or more Incorporated Documents; accordingly, such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

                              ____________________


                                   THE COMPANY

           Consumers was incorporated under the laws of the State of Michigan in 1968 and is the successor to a corporation of the same name which was organized in Maine in 1910 and which did business in Michigan from 1915 to 1968. As a result of a corporate restructuring in 1987, Consumers is the principal subsidiary of CMS Energy, a Michigan corporation. Consumers' principal executive offices are located at 212 West Michigan Avenue, Jackson, Michigan 49201, telephone: (517) 788-1030.

           Consumers is a public utility serving almost six million of Michigan's nine million residents in 67 of the 68 counties in Michigan's Lower Peninsula. Consumers conducts its principal operations through two business segments: electric operations and gas operations. The electric operations include the generation, purchase, transmission and distribution of electricity serving 61 of the 68 counties in the Lower Peninsula of Michigan. The gas operations include the production, purchase, storage, transmission and distribution of gas serving 40 of the 68 counties in the Lower Peninsula of Michigan.

           Consumers is subject to regulation by various federal, state and local governmental agencies, including the Michigan Public Service Commission (the "MPSC"), the Nuclear Regulatory Commission (the "NRC") and the Federal Energy Regulatory Commission (the "FERC"). The MPSC has powers of supervision and regulation of public utilities in Michigan with respect to retail utility rates, certain accounting matters, services, certain facilities, ascertainment of values, the issuance of securities and various other matters. The NRC regulates the design, construction and operation of Consumers' nuclear power plants, and uses of certain nuclear material. The FERC has jurisdiction over certain aspects of Consumers' gas business. Certain aspects of Consumers' electric operations are also subject to regulation by the FERC, including compliance with the FERC's rules and regulations respecting accounting applicable to "public utilities" and "licensees", the transmission of electric energy in interstate commerce and the rates and charges for the sale of such energy at wholesale, the sale or merger of certain facilities, the construction, operation and maintenance of hydroelectric projects and the issuance of certain securities, as provided by the Federal Power Act.

           Consumers' electric generating system consists of five multi-unit fossil-fueled plants, two nuclear plants, one pumped storage hydroelectric facility, seven gas combustion turbine plants and 13 hydroelectric plants. Consumers owns 100% of each of the above, except that Consumers owns 93.3% of Campbell Plant Unit 3, a fossil-fueled plant owned jointly with the Michigan Public Power Agency and Wolverine Power Supply Cooperative, Inc., and 51% of the Ludington pumped storage facilities which Consumers owns jointly with The Detroit Edison Company (49%).

           Consumers-owned system 1993 summer net demonstrated capability (including the Ludington pumped storage facility of which Consumers has a 51% ownership) was 6,299 megawatts ("MW"). Consumers' peak demand for 1993 was 6,226 MW in August, 1993.

           Consumers' gas distribution and transmission system consists of 20,768 miles of distribution mains and 1,084 miles of transmission mains, throughout the Lower Peninsula of Michigan. Consumers owns and operates five compressor stations with a total of 116,070 installed horsepower.

           The foregoing information concerning Consumers does not purport to be comprehensive. For additional information concerning Consumers' business and affairs, including its capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which those companies are subject, prospective purchasers should refer to the Incorporated Documents. See "Incorporation of Certain Documents by Reference."


                                 USE OF PROCEEDS

           Consumers will apply the net proceeds from the sale of the New Preferred Stock to the acquisition of utility property, the construction, completion, extension or improvement of utility facilities, or for the refinancing, discharge or refunding of obligations incurred by Consumers to finance its utility operations, including short-term borrowing incurred for such purposes and for other general corporate purposes.


                                SETTLEMENT ORDER

           As more fully discussed in the Incorporated Documents, during 1993 Consumers experienced significant developments concerning the recovery of costs incurred for the purchase of power from the Midland Cogeneration Venture Limited Partnership (the "MCV Partnership"), an independent power producer in which Consumers has an interest.

           Consumers' cost recovery from its electric customers for costs associated with its purchases from the MCV Partnership had been at issue before the MPSC and the Michigan appellate courts since Consumers' first attempt to recover those costs in its annual power supply cost recovery proceedings. Because the MPSC consistently denied Consumers full recovery of the costs it incurred for its purchases from the MCV Partnership, since 1990 Consumers incurred ongoing annual losses.

           On March 31, 1993 the MPSC issued an opinion and order (the "Settlement Order") approving with certain modifications a settlement proposal (the "Revised Settlement Proposal") addressing these cost recovery issues that had been filed by Consumers and other parties. Although certain parties opposing the Revised Settlement Proposal subsequently filed appeals of the MPSC's Settlement Order, with Consumers' acceptance of the MPSC's decision on the Revised Settlement Proposal, the uncertainties surrounding Consumers' cost recoveries related to its purchases from the MCV Partnership were resolved to a sufficient degree to enable Consumers to retroactively effect a quasi-reorganization as of December 31, 1992 in which Consumers' accumulated deficit of $574 million was eliminated against other paid-in capital. This amount includes the $343 million after-tax loss Consumers recognized as the present value of estimated future underrecoveries of power costs pursuant to the Settlement Order discussed above. Except for adjustments to reflect the after-tax expense for the time-value of money, estimated to be approximately
$26 million, $25 million and $23 million in 1993, 1994, and 1995, respectively, and at various lower levels thereafter, no additional losses are expected as a result of the cost recovery issues, unless actual future experience materially differs from management's current estimates regarding, among other things, the availability of the MCV Partnership's facility and the future wholesale power market. These matters are extensively discussed in the Incorporated Documents to which reference is hereby made.


                       RATIO OF EARNINGS TO FIXED CHARGES
                             AND PREFERRED DIVIDENDS

        The Company has calculated ratios of earnings to fixed charges and preferred dividends pursuant to Item 503 of SEC Regulation S-K as follows:

                      Nine Months Ended         Twelve Months Ended
Ratio of Earnings       September 30                December 31
                      -----------------    ----------------------------------
to Fixed Charges and        1993            1992   1991   1990   1989   1988
                            ----            ----   ----   ----   ----   ----
Preferred Dividends (a). .  2.40            - (b)  - (c)  - (d)  1.91   1.68


        For the purpose of computing the ratio of earnings to combined fixed charges, earnings represent net income before income taxes, net interest charges and the estimated interest portion of lease rentals.

    (a) "Earnings", as defined by SEC Regulation S-K, represent the aggregate of (1) net income, (2) taxes based on income,
               (3) investment tax credit adjustments -- net and (4) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses. "Preferred Dividends", as defined by SEC Regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the effective income tax rate.

    (b) For the year ended December 31, 1992, fixed charges and preferred dividends exceeded earnings by $366 million. Earnings as defined include a $520 million pre-tax loss on the settlement of cost recovery issues relating to power purchases from the MCV Partnership and $(15) million for potential customer refunds and other reserves related to 1992 but recorded in 1991. The ratio of earnings to fixed charges and preferred dividends would have been 1.71 excluding these amounts.

    (c) For the year ended December 31, 1991, fixed charges and preferred dividends exceeded earnings by $314 million. Earnings as defined include $398 million of pre-tax write-downs and reserve amounts related to the abandonment of the Midland Nuclear Facility and $44 million for potential customer refunds and other reserves recorded in 1991 but related to 1992 and 1990. The ratio of earnings to fixed charges and preferred dividends would have been 1.37 excluding these amounts.

    (d) For the year ended December 31, 1990, fixed charges and preferred dividends exceeded earnings by $234 million. Earnings as defined include $716 million of pre-tax write-downs related to the abandonment of the Midland Nuclear Facility and $(29) million for potential customer refunds and other reserves related to 1990 but recorded in 1991. The ratio of earnings to fixed charges and preferred dividends would have been 2.36 excluding these amounts.


                       DESCRIPTION OF NEW PREFERRED STOCK

General

        The Restated Articles of Incorporation of the Company, as amended (the "Charter"), authorize the issuance of Common Stock, Preferred Stock, $100 par value ("Preferred Stock"), in series of equal rank, Class A Preferred Stock, without par value ("Class A Preferred Stock"), in series of equal rank (the Preferred Stock and the Class A Preferred Stock being sometimes collectively referred to herein as the "Company Preferred Stock"), and Preference Stock in series of equal rank. The New Preferred Stock will be issued as one or more series of Class A Preferred Stock. Except in certain respects as to which there may be variations between series, the shares within each series of Class A Preferred Stock will have the same rank and be identical in all respects. The respects as to which there may be variations as between series are (a) the number of shares constituting each series and the distinguishing serial designation thereof, (b) the dividend rate or rates, (c) the amounts payable on redemption, (d) the amounts payable on liquidation, (e) the conversion rights, if any, (f) the sinking or purchase fund provisions, if any, for the redemption or purchase of shares, and (g) certain voting rights. The Company's Board of Directors will have the power to establish the rights and preferences of each such series.

        The following outlines certain provisions of the Charter and the Company's Indenture dated as of September 1, 1945, as supplemented and amended, to Chemical Bank (successor to Manufacturers Hanover Trust Company), as Trustee (the "Indenture"). The following outline does not purport to be complete and is qualified in its entirety by express reference to the Charter and the Indenture, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

        The Class A Preferred Stock shall be pari passu with respect to the Company's Preferred Stock as to dividends and payments in the event of the voluntary or involuntary liquidation of the Company.

        The Company will make application for the listing of the New Preferred Stock on the New York Stock Exchange.

Terms of Specific Series of the New Preferred Stock

        The Prospectus Supplement relating to each series of New Preferred Stock will describe the following terms: (1) the designation of such series of New Preferred Stock; (2) the number of shares of New Preferred Stock of such series; (3) the purchase price and initial public offering price, if any, of the shares of such series; (4) the dividend rate;
(5) the amounts payable on liquidation; (6) certain voting rights; (7) the conversion rights, if any; (8) the terms and conditions pursuant to which, and the prices at which, the Company may redeem shares of such series;
(9) the terms and conditions of any sinking or purchase fund requirements applicable to such series; and (10) any other terms of such series not inconsistent with the Charter.

Dividend Rights

        The holders of the Company Preferred Stock of each series are entitled to receive cumulative dividends, payable when and as declared by the Board of Directors, at the rates determined for the respective series thereof, before any dividends may be declared or paid on the Common Stock or any other stock of the Company not having preference over the Company Preferred Stock as to payment of dividends.

        Quarterly dividends will be payable on each share of the New Preferred Stock at the rate per annum shown in the title thereof, on the first days of January, April, July and October in each year, cumulative from the date of issue.

Certain Limitations on Common Stock Dividends

        The Company's ability to pay dividends on its Common Stock is restricted by its Indenture and the Charter. The Indenture provides that the Company can only pay dividends on its Common Stock out of retained earnings accumulated subsequent to September 30, 1945, provided that upon such payment, there shall remain of such retained earnings an amount equivalent to any deficiency in maintenance and replacement expenditures as compared with maintenance and replacement requirements since
December 31, 1945.

        The Charter provides two restrictions on its payment of dividends on its Common Stock. First, prior to the payment of any Common Stock dividend, the Company must reserve retained earnings after giving effect to such dividend payment of at least (i) $7.50 per share on all then outstanding shares of the Preferred Stock, (ii) in respect to the Class A Preferred Stock 7.5% of the aggregate amount established by the Board of Directors to be payable on the shares of each series thereof in the event of involuntary liquidation of the Company, and (iii) $7.50 per share on all then outstanding shares of all other stock over which the Company Preferred Stock does not have preference as to the payment of dividends and as to assets. Second, dividend payments during the 12 month period ending with the month the proposed payment is to be paid are limited to:
(i) 50% of net income available for the payment of dividends if the ratio of Common Stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment, adjusted to reflect the proposed dividend, is less than 20%; and (ii) 75% of net income available for the payment of dividends if the ratio of Common Stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment, adjusted to reflect the proposed dividend, is at least 20% but less than 25%.

        The Charter also prohibits the payment of dividends on Common Stock if Consumers is in arrears on Company Preferred Stock dividend payments.

Voting Rights

        Except as described below or otherwise provided in a Prospectus Supplement, the New Preferred Stock will not have any voting rights.

        Each holder of Common Stock and of Preferred Stock is entitled to cumulative voting in the election of directors and on all other matters to one vote for each share held. If four quarterly dividends on any series of Company Preferred Stock should be in default, the holders of Company Preferred Stock of all series would have the right, voting separately and as a single class, to elect a majority of the directors of the Company, and, in all matters other than the election of directors, each holder of one or more shares of the Company Preferred Stock shall be entitled to one vote for each such share of stock held. In the event of defaults entitling the holders of Company Preferred Stock to elect a majority of the directors as aforesaid, the holders of the Common Stock shall, subject to the prior rights of the holders of the Preference Stock, have the exclusive right, voting separately and as a class, to vote for and to elect the greatest number of directors which shall constitute a minority of the then authorized number of directors of the Company.

        The affirmative vote of the holders of 66 2/3% of the outstanding shares of Class A Preferred Stock, voting together as a single class, is required for the adoption of a Charter amendment which would either (i) authorize or create any class of stock preferred as to dividends or assets over the Class A Preferred Stock, or (ii) change any of the rights and preferences of the then outstanding Class A Preferred Stock.

        The Charter requires the affirmative vote of the holders of 66 2/3% of the outstanding shares of any series of Class A Preferred Stock to change any of the rights and preferences of the shares of such series in those respects in which the shares thereof may vary from the shares of other series of Class A Preferred Stock.

        The affirmative vote of the holders of 66 2/3% of the outstanding Preferred Stock and Class A Preferred Stock (voting as separate classes) is required for:

               (a) the issue, sale or other disposition of any shares of Company Preferred Stock or of any senior or equally ranking stock, unless (i) net income available for dividends for a period of 12 consecutive calendar months within the 15 calendar months immediately preceding the issuance, sale or disposition of such stock is at least equal to two times annual dividend requirements on all shares of Company Preferred Stock and of senior or equally ranking stock to be outstanding, and (ii) gross income available for the payment of interest for a period of 12 consecutive calendar months within the 15 calendar months immediately preceding the issuance, sale or disposition of such stock is at least equal to one and one-half times the aggregate of annual interest requirements on all outstanding indebtedness of the Company and annual dividend requirements on all shares of Company Preferred Stock and of senior or equally ranking stock to be outstanding; or

               (b) the issue, sale or other disposition of any shares of Company Preferred Stock or of any senior or equally ranking stock, unless the aggregate of the par value of, or stated capital represented by, the outstanding shares of Common Stock and of the surplus of the Company is not less than the aggregate amount payable upon involuntary liquidation on all shares of Company Preferred Stock and of senior or equally ranking stock to be outstanding.

Redemption Provisions

        The applicable Prospectus Supplement will describe the terms and conditions, if any, pursuant to which, and the prices at which the Company may redeem any New Preferred Stock. The Charter does not currently operate to restrict the repurchase or redemption of shares of Company Preferred Stock by the Company while there is any arrearage in the payment of dividends on such stock.

Liquidation Rights

        Upon voluntary or involuntary liquidation, the holders of the Company Preferred Stock of each series, without preference between series, are entitled to receive the amount determined to be payable on the shares of such series (which, in the case of the New Preferred Stock will be determined by the Board of Directors and set forth in one or more applicable Prospectus Supplements) before any distribution of assets may be made to the holders of the Common Stock or of any other stock not having preference as to assets over the Company Preferred Stock.
Available assets, if insufficient to pay in full such amounts to the holders of the Company Preferred Stock, are to be distributed pro rata to the payment as follows: first of $100 per share on each share of Preferred Stock outstanding and the amount established to be payable on each outstanding share of Class A Preferred Stock in the event of involuntary liquidation; second of accrued dividends on such shares; and, third of any premium determined to be payable thereon.

        After payment to the holders of the Company Preferred Stock of the full preferential amounts to which they are entitled, upon liquidation, the remaining assets to be distributed, if any, shall be distributed to the holders of the Common Stock or any other stock over which the Company Preferred Stock has preference as to assets.

Sinking Fund

        The Company may determine to include sinking fund or purchase fund provisions for any series of the New Preferred Stock. The terms of any such provisions will be specified in the applicable Prospectus Supplement.

Preemptive Rights

        The holders of the New Preferred Stock have no preemptive rights to subscribe for or purchase any additional shares of Common Stock, Company Preferred Stock or securities convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock.

Other Provisions

        The New Preferred Stock will not be subject to further calls or to assessment by the Company.

Transfer Agent and Registrar

        Unless otherwise specified in a Prospectus Supplement, the Company will act as transfer agent and registrar for the New Preferred Stock.


                                 LEGAL OPINIONS

        Opinions as to the legality of the New Preferred Stock will be rendered for Consumers by Denise M. Sturdy, Esq., Finance Counsel for Consumers. Certain legal matters with respect to the New Preferred Stock will be passed upon by Reid & Priest, New York, N.Y., counsel for the underwriters, dealers or agents who will be named in the related Prospectus Supplement.


                                     EXPERTS

        The consolidated financial statements and schedules of Consumers as of December 31, 1992 and 1991, and for each of the three years in the period ended December 31, 1992 incorporated by reference in this Prospectus, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports dated April 5, 1993 with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said reports which include an explanatory paragraph with respect to the change in the method of accounting for income taxes in 1992 as discussed in Note 6 to the consolidated financial statements and with respect to the change in the method of accounting for postretirement benefits other than pensions in 1992 as discussed in Note 10 to the consolidated financial statements, and with respect to the fact that Consumers effected a quasi-reorganization as of December 31, 1992 as discussed in Note 1 to the consolidated financial statements.

        With respect to the unaudited interim consolidated financial information for the periods ended March 31, 1993 and 1992, June 30, 1993 and 1992, and September 30, 1993 and 1992, Arthur Andersen & Co. has applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended (the "Securities Act"), for their reports on the unaudited interim consolidated financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

        Future consolidated financial statements of Consumers and the reports thereon of Arthur Andersen & Co. also will be incorporated by reference in this Prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

        The statements made as to matters of law and legal conclusions under the caption "Description of New Preferred Stock" herein have been reviewed by Denise M. Sturdy, Esq., Finance Counsel for Consumers, and have been made in reliance upon her opinion and upon her authority as an expert.


                              PLAN OF DISTRIBUTION

        Consumers may sell the New Preferred Stock in one of four ways: (i) through the solicitation of proposals of underwriters or dealers to purchase New Preferred Stock, (ii) through underwriters or dealers on a negotiated basis, (iii) directly to a limited number of purchasers or to a single purchaser or (iv) through agents. The Prospectus Supplement relating to a series of the New Preferred Stock ("Offered Stock") will set forth the terms of the offering of Offered Stock, including the name or names of any underwriters, dealers or agents, the purchase price of such Offered Stock and the net proceeds to Consumers from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If underwriters are used in the sale, the Offered Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The Offered Stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms. The underwriter or underwriters with respect to a particular underwritten offering of the Offered Stock will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in a Prospectus Supplement, the obligations of the underwriters to purchase the Offered Stock will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Offered Stock if any is purchased.

        Offered Stock may be sold directly by Consumers or through agents designated by Consumers from time to time. The applicable Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Offered Stock and any commissions payable by Consumers to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        Agents and underwriters may be entitled under agreements entered into with Consumers to indemnification by Consumers against certain civil liabilities, including certain liabilities under the Securities Act.

        The place and time of delivery for the Offered Stock in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement.

                              ____________________

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

                                                               Estimated
                                                                 Amount
                                                                --------

          Filing fee -- Securities and Exchange
            Commission                                         $ 68,966
          Listing on New York Stock Exchange                     58,000
          Rating Agency Fees                                    100,000
          Preparation of Stock Certificates                       4,000
          Printing                                               30,000
          Services of counsel                                    30,000
          Services of independent public accountants,
            Arthur Anderson & Co.                                35,000
          Blue Sky fees and expenses                             10,000
          Miscellaneous                                          15,000
                                                               --------
                Total:                                         $350,966
                                                               ========

Item 15.  Indemnification of Directors and Officers.

         The following resolution was adopted by the Board of Directors of Consumers on May 6, 1987:

               RESOLVED: That effective March 1, 1987 the Company shall indemnify to the full extent permitted by law every person (including the estate, heirs and legal representatives of such person in the event of the decease, incompetency, insolvency or bankruptcy of such person) who is or was a director, officer, partner, trustee, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability, costs, expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement, incurred by or imposed upon the person in connection with or resulting from any claim or any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or of whatever nature, arising from the person's service or capacity as, or by reason of the fact that the person is or was, a director, officer, partner, trustee, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such right of indemnification shall not be deemed exclusive of any other rights to which the person may be entitled under statute, bylaw, agreement, vote of shareholders or otherwise.

Article V of the Restated Articles of Incorporation reads:

         A director shall not be personally liable to the Company or its shareholders for monetary damages for breach of duty as a director except
(i) for a breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of Section 551(1) of the Michigan Business Corporation Act, and
(iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article V, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

Article VI of the Restated Articles of Incorporation reads:

         Each director and each officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Company. Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or thereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise.
If the Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article VI by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

Sections 561 through 571 of the Michigan Business Corporation Act provides as follows:

         Sec. 561. A corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         Sec. 562. A corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. Indemnification shall not be made for a claim, issue, or matter in which the person has been found liable to the corporation except to the extent authorized in section 564c.

         Sec. 563. To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of an action, suit, or proceeding referred to in section 561 or 562, or in defense of a claim, issue, or matter in the action, suit, or proceeding, he or she shall be indemnified against actual and reasonable expenses, including attorneys' fees, incurred by him or her in connection with the action, suit, or proceeding and an action, suit, or proceeding brought to enforce the mandatory indemnification provided in this section.

         Section 564a. (1) An indemnification under section 561 or 562, unless ordered by the court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in sections 561 and 562 and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. This determination and evaluation shall be made in any of the following ways:

         (a) By a majority vote of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

         (b) If a quorum cannot be obtained under subdivision (a), by majority vote of a committee duly designated by the board and consisting solely of 2 of more directors not at the time parties or threatened to be made parties to the action, suit, or proceeding.

         (c) By independent legal counsel in a written opinion, which counsel shall be selected in 1 of the following ways:

               (i) By the board or its committee in the manner prescribed in subdivision (a) or (b).

               (ii) If a quorum of the board cannot be obtained under subdivision (a) and a committee cannot be designated under subdivision (b), by the board.

         (d) By all independent directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

         (e) By the shareholders, but shares held by directors, officers, employees, or agents who are parties or threatened to be made parties of the action, suit, or proceeding may not be voted.

         (2) In the designation of a committee under subsection (1)(b) or in the selection of independent legal counsel under subsection (1)(c)(ii), all directors may participate.

         (3) If a person is entitled to indemnification under section 561 or 562 for a portion of expenses, including reasonable attorneys' fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount, the corporation may indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

         Sec. 564b. (1) A corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee, or agent who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if all of the following apply:

         (a) The person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in sections 561 and 562.

         (b) The person furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct.

         (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this act.

         (2) The undertaking required by subsection (1)(b) must be an unlimited general obligation of the person but need not be secured.

         (3) Determinations and evaluations under this section shall be made in the manner specified in section 564a.

         Section 564c. A director, officer, employee, or agent of the corporation who is a party or threatened to be made a party to an action, suit, or proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice it considers necessary may order indemnification if it determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she met the applicable standard of conduct set forth in sections 561 and 562 or was adjudged liable as described in section 562, but if he or she was adjudged liable, his or her indemnification is limited to reasonable expenses incurred.

         Sec. 565. (1) The indemnification or advancement of expenses provided under sections 561 to 564c is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation, bylaws, or a contractual agreement. The total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses.

         (2) The indemnification provided for in sections 561 to 565 continues as to a person who ceases to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of the person.

         Sec. 567. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have power to indemnify him or her against liability under sections 561 to 565.

         Sec. 569. For purposes of sections 561 to 567, "corporation" includes all constituent corporations absorbed in a consolidation or merger and the resulting or surviving corporation, so that a person who is or was a director, officer, partner, trustee, employee, or agent of the constituent corporation or is or was serving at the request of the constituent corporation as a director, officer, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise whether for profit or not shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as the person would if he or she had served the resulting or surviving corporation in the same capacity.

         Sec. 571.  For the purposes of sections 561 to 567:

         (a) "Fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan.

         (b)   "Other enterprises" shall include employee benefit plans.

         (c) "Serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, the director, officer, employee, or agent with respect to an employee benefit plan, its participants, or its beneficiaries.

         (d) A person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner "not opposed to the best interests of the corporation or its shareholders" as referred to in sections 561 and 562.

         Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of Consumers or of Consumers' subsidiaries and Consumers' officers and directors are indemnified against such losses by reason of their being or having been directors of officers of another corporation, partnership, joint venture, trust or other enterprise at Consumers' request. In addition, Consumers has indemnified each of its present directors by contracts that contain affirmative provisions essentially similar to those in sections 561 through 571 of the Michigan Business Corporation Act cited above.

Item 16.  Exhibits.

Exhibit No.

(1)      -     Form of Underwriting Agreement.

(4)(a)   -     Composite Working Copy of Indenture dated as of September 1,
               1945, between Consumers Power Company and Chemical Bank
               (successor to Manufacturers Hanover Trust Company), as
               Trustee, including therein indentures supplemental thereto through the Forty-third Supplemental Indenture dated as of May 1, 1979. (Designated in Consumers Power Company's
               Registration No 2-65973 as Exhibit (b)(1)(4).)

                     Indentures Supplemental thereto:

                                           Consumers
                                         Power Company
               Sup Ind/Dated as of       File Reference               Exhibit
               -------------------       --------------               -------

               44th       11/15/79       Reg No 2-65973               (b)(1)-7
               45th       01/15/80       Reg No 2-68900               (b)(1)-5
               46th       01/15/80       Reg No 2-69704               (4)(b)
               47th       06/15/80       Form 10-K for
                                         year end Dec 31,
                                         1980, File
                                         No 1-5611                    (4)(b)
               48th       03/15/81       Reg No 2-73741               (4)(b)
               49th       11/01/81       Reg No 2-75542               (4)(b)
               50th       03/01/82       Form 10-K for
                                         year end Dec 31,
                                         1981, File
                                         No 1-5611                    (4)(b)
               51st       08/10/82       Reg No 2-78842               (4)(f)
               52nd       08/31/82       Reg No 2-79390               (4)(f)
               53rd       12/01/82       Reg No 2-81077               (4)(f)
               54th       05/01/83       Reg No 2-84172               (4)(e)
               55th       09/15/83       Reg No 2-86751               (4)(e)
               56th       10/15/83       Reg No 2-87735               (4)(e)
               57th       03/01/84       Reg No 2-89215               (4)(e)
               58th       07/16/84       Form 10-Q for
                                         quarter ended
                                         June 30, 1984,
                                         File No 1-5611               (4)(f)
               59th       10/01/84       Reg No 2-93438               (4)(c)
               60th       06/01/85       Form 10-Q for
                                         quarter ended
                                         June 30, 1985,
                                         File No 1-5611               (4)(f)
               61st       10/15/86       Reg No 33-9732               (4)(e)
               63rd       04/15/87       Form 10-Q for
                                         quarter ended
                                         June 30, 1987
                                         File No 1-5611               (4)(f)
               64th       06/15/87       Form 10-Q for
                                         quarter ended
                                         June 30, 1987
                                         File No 1-5611               (4)(g)
               65th       02/15/88       Form 8-K dated
                                         Feb 18, 1988
                                         File No 1-5611                 (4)
               66th       04/15/88       Form 10-Q for
                                         quarter ended
                                         March 31, 1988
                                         File No. 1-5611              (4)(d)
               67th       11/15/89       Reg No 33-31866              (4)(d)
               68th       06/15/93       Reg No 33-41126              (4)(c)
               69th       09/15/93       Form 8-K dated
                                         Sept 21, 1993
                                         File No. 1-5611                (4)

(4)(b)   -     Composite Articles of Incorporation of Consumers Power
               Company, as amended.

(4)(c)   -     Copy of the By-Laws of Consumers Power Company.  (Designated
               in Consumers Power Company Form 10-K for the year ended
               December 31, 1991, File No 1-5611, as Exhibit (3)(d).)

(5)      -     Opinion of Counsel.

(12)     -     Computation of Ratios of Earnings to Fixed Charges and
               Preferred Dividends.

(15)     -     Letter regarding unaudited interim financial information.


(23)(a)  -     Consent of Counsel is contained in Exhibit 5 hereto.

(23)(b)  -     Consent of Arthur Andersen & Co.

(23)(c)  -     Consent of David A. Mikelonis, Senior Vice President and
               General Counsel of Consumers.

(24)     -     Power of Attorney.

         Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this registration statement.

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (6) That (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     _______________________________________

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, and State of Michigan, on the 4th day of February, 1994.

                                         CONSUMERS POWER COMPANY



                                         By     /s/ Michael G. Morris
                                            ---------------------------------
                                                   Michael G. Morris
                                                     President and
                                                Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the 4th day of February, 1994.

                  Name                               Title
                  ----                               -----
          (i) Principal executive officer:


                                                 President and
          /s/ Michael G. Morris                  Chief Executive Officer
          --------------------------
              Michael G. Morris



          (ii) Principal financial officer:


                                                Senior Vice President and
          /s/ A M Wright                         Chief Financial Officer
          --------------------------
              Alan M. Wright



          (iii) Controller or principal
                accounting officer:


                                                Vice President and
          /s/ Dennis DaPra                        Controller
          --------------------------
              Dennis DaPra

                  Name                           Title
                  ----                           -----

                       *                        Director
          ------------------------------
            (William T. McCormick, Jr.)

                       *                        Director
          ------------------------------
            (Victor J. Fryling)

                       *                        Director
          ------------------------------
            (Earl D. Holton)

                       *                        Director
          ------------------------------
            (Lois A. Lund)

                       *                        Director
          ------------------------------
            (Kenneth Whipple)

                       *                        Director
          ------------------------------
            (Frank H. Merlotti)

                                                Director
          ------------------------------
            (William U. Parfet)

                       *                        Director
          ------------------------------
            (Percy A. Pierre)

                       *                        Director
          ------------------------------
            (T. F. Russell)

                       *                        Director
          ------------------------------
            (S. Kinnie Smith, Jr.)

                       *                        Director
          ------------------------------
            (Robert D. Tuttle)

                       *                        Director
          ------------------------------
            (James J. Duderstadt)


*By /s/ A M Wright
    ---------------------
          Alan M. Wright
          Attorney-in-fact